                                                                       Exhibit 9
                                                                  EXECUTION COPY



                          CREDIT SUISSE FIRST BOSTON
                             Eleven Madison Avenue
                              New York, NY 10010


                                                               February 23, 2001

BLUM CB Corp.
In care of RCBA Strategic Partners, L.P.
909 Montgomery Street
San Francisco, CA 94133

Attention of Claus Moller


                                 Project Radio
                                 -------------
                 $500,000,000 Senior Secured Credit Facilities
                 ---------------------------------------------
                               Commitment Letter
                               -----------------

Ladies and Gentlemen:


     You have advised Credit Suisse First Boston ("CSFB") that you intend to consummate the Recapitalization and the other Transactions (such terms and each other capitalized term used but not defined herein having the meanings assigned in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")).

     You have further advised us that, in connection therewith, the Borrower will obtain the senior secured credit facilities (the "Facilities") described in the Term Sheet, in an aggregate principal amount of up to $500,000,000.

     In connection with the foregoing, you have requested that CSFB agree to structure, arrange and syndicate the Facilities, commit to provide the Facilities and agree to serve as administrative agent, sole book manager and sole lead arranger for the Facilities.

     CSFB is pleased to advise you of its commitment to provide the entire amount of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Term Sheet.

     It is agreed that CSFB will act as the sole and exclusive administrative agent, sole book manager and sole lead arranger for the Facilities, and that it will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

     We intend to syndicate the Facilities to a group of financial institutions (together with CSFB, the "Lenders") identified by us in consultation with you. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a syndication satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and, to the extent reasonably practicable, the existing lending relationships of the Sponsor and the Borrower, (b) direct contact and meetings between senior management, representatives and advisors of you and of the Borrower and (i) the proposed Lenders and (ii) ratings agencies,
(c) assistance by you and the Borrower in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndication and (d) the conducting, with the assistance of CSFB, of an investor roadshow and of one or more meetings of prospective Lenders.

     CSFB will manage all aspects of the syndication, including (in consultation with you) decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your approval, which will not be unreasonably withheld), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide (or to use commercially reasonable efforts to cause the Borrower to provide) to us all information with respect to the Borrower and its subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request. You hereby represent and covenant that, to the best of your knowledge, (a) all information other than the Projections (the "Information") that has been or will be made available to CSFB by you or any of your representatives in connection with the Transactions is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CSFB by you or any of your representatives have been or will be prepared in good faith based upon assumptions that, taken as a whole, are reasonable at the time made and at the time the related Projections are made available to CSFB (although no representation is made that the Projections will be achieved). You agree that if at any time prior to the closing of the Facilities any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement (or cause the Borrower to supplement) the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

     As consideration for CSFB's commitment hereunder and agreement to perform the services described herein, you agree to pay (or to cause the Borrower to pay) to CSFB the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter").

     The commitment of CSFB hereunder and their agreements to perform the services described herein are subject to (a) the Board of Directors of the Borrower approving and recommending the Merger to the stockholders of the Borrower, (b) our not having discovered or otherwise become aware of any information not previously disclosed to us or not in the public domain that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information, taken as a whole, provided to us prior to the date hereof, of the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, (c) there not having occurred any event, change or condition that has had or could reasonably be expected to have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, since December 31, 1999, (d) there not having occurred after the date hereof a material disruption of, or material adverse change in, financial, banking or capital market conditions that in our reasonable good faith judgment could adversely affect the syndication of the Facilities, (e) our reasonable satisfaction that, prior to and during the syndication of the Facilities, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries being offered, placed or arranged, (f) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to CSFB and its counsel, (g) CSFB's having been afforded a period of not less than 25 business days from the distribution of the Confidential Information Memorandum to potential syndicate members to syndicate the Facilities and (h) the other conditions set forth in the Term Sheet or in Exhibit B hereto. The terms and conditions of our commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet and such Exhibit. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet and such Exhibit are subject to the approval and agreement of CSFB and the Borrower.

     You agree (a) to indemnify and hold harmless CSFB and its affiliates and their respective officers, directors, employees, agents and controlling persons from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such persons may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for the reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not,
                                --------
as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final judgment of a court to have resulted from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse CSFB at the closing or, if the Recapitalization shall not be consummated and you or any of your affiliates shall receive any compensation in the nature of a break-fee, expense reimbursement or similar payment, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of CSFB's due diligence investigation, fees of consultants approved by you, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single outside counsel in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith; provided that, if the Recapitalization shall not be consummated, your
--------
reimbursement obligations pursuant to this clause (b) shall not exceed the difference between the amount of such break-fee, expense reimbursement or other similar payment less the amount of your unreimbursed out-of-pocket costs relating to the Transactions. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

     You acknowledge that CSFB may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. CSFB will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by CSFB of services for other companies, and CSFB will not furnish any such information to other companies. You also acknowledge that CSFB has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by CSFB from other companies.

     This Commitment Letter and CSFB's commitment hereunder shall not be assignable by you without the prior written consent of CSFB (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and indemnified persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and indemnified persons) and is not intended to create a fiduciary relationship between the parties hereto. CSFB may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve CSFB from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall be subject to your written consent (which shall not be unreasonably withheld) and shall release CSFB from the portion of its commitment hereunder so assigned; provided that such assignee agrees in writing to be bound by the terms hereof
--------
and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CSFB and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into between us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to the directors, officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis of RCBA Strategic Partners, L.P. (as well as its partners and members), the other investors and BLUM CB Corp. or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided
                                                                       --------
that you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) (i) to the Borrower and its attorneys, accountants and advisors, on a confidential and need-to-know basis and (ii) in any public filing relating to the Merger.

     CSFB shall use all confidential information provided to CSFB by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent CSFB from
                  --------  -------
disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case CSFB agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over CSFB or any of its affiliates (in which case CSFB agrees to inform you promptly thereof), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by CSFB, (d) to CSFB's employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information, (e) to any affiliate of CSFB (with CSFB being responsible for its affiliates' compliance with this paragraph) or (f) for purposes of establishing a "due diligence" defense.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CSFB's commitment hereunder; provided that your obligations under this
                                       --------
Commitment Letter (other than those relating to confidentiality and to the syndication of the Facilities), shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall be released from all liability in connection therewith at such time.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter and the Backstop Letter of even date herewith with the Sponsor not later than 5:00 p.m., New York City time, on February 23, 2001. CSFB's commitment hereunder and agreements contained herein will expire at such time in the event that CSFB has not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Facilities does not occur on or before July 20, 2001, then this Commitment Letter and CSFB's commitment and undertakings hereunder shall automatically terminate unless CSFB shall, in its discretion, agree to an extension. Before such date, CSFB may terminate this Commitment Letter if any event occurs or information becomes available that results in the failure to satisfy any condition precedent set forth herein, in the Term Sheet or in Exhibit B hereto; provided that such failure could not reasonably be expected to be cured prior to
--------
the expiration of this Commitment Letter.

     CSFB is pleased to have been given the opportunity to assist you in connection with the financing for the Recapitalization.

                              Very truly yours,

                              CREDIT SUISSE FIRST BOSTON,

                              by  _______________________
                                  Name:
                                  Title:

                              by  ________________________
                                  Name:
                                  Title:



Accepted and agreed to as of
the date first above written:

BLUM CB CORP.,

by ______________________
   Name:
   Title:

CONFIDENTIAL
February 23, 2001                                                      EXHIBIT A



                                 Project Radio
                                 -------------
                 $500,000,000 Senior Secured Credit Facilities
                 ---------------------------------------------
                   Summary of Principal Terms and Conditions
                   -----------------------------------------


Borrower:                              CB Richard Ellis Services, Inc., a
                                       Delaware corporation (the "Borrower").

Transactions:                          A Delaware corporation ("Holdings") to be
                                       forme by RCBA Strategic Partners, L.P.
                                       (the "Sponsor") and certain other
                                       investors (together with the Sponsor, the
                                       "Investors") intends to acquire all the
                                       capital stock of the Borrower pursuant to
                                       an agreement and plan of merger (the
                                       "Merger Agreement") to be entered into
                                       among Holdings, a wholly owned subsidiary
                                       of Holdings ("Merger Sub") and the
                                       Borrower. Pursuant to the Merger
                                       Agreement, Merger Sub will merge (the
                                       "Merger") with and into the Borrower,
                                       with the Borrower being the surviving
                                       corporation in the merger. In connection
                                       with the Merger (a) the Investors will
                                       contribute to Holdings an aggregate
                                       amount of total equity (in the form of
                                       cash or rollover equity) of not less than
                                       $235,000,000 (such amount not to include
                                       the proceeds of the senior unsecured
                                       notes described in (c) below), with not
                                       less than approximately $98,800,000 of
                                       such amount being in the form of new
                                       common equity contributed in cash by the
                                       Investors and certain employees and
                                       members of management of the Borrower to
                                       Holdings as common equity, (b) Holdings
                                       will contribute the amount of cash equity
                                       so received to Merger Sub as cash common
                                       equity in exchange for the issuance to
                                       Holdings of all the common stock of
                                       Merger Sub, and (c) Holdings will issue
                                       $75,000,000 in aggregate principal amount
                                       of its new 16% senior unsecured notes
                                       (the "Notes") in a private placement and
                                       will contribute the amount so received to
                                       Merger Sub as cash common equity (the
                                       equity contributions described in clauses
                                       (a), (b), and (c) being referred to
                                       herein collectively as the "Cash Equity
                                       Contribution"). In connection with the
                                       Merger, (a) the existing stockholders of
                                       the Borrower (other than the Investors)
                                       will receive aggregate merger
                                       consideration of approximately
                                       $348,700,000 (consisting of cash and/or
                                       "rollover" equity of Holdings) and (b)
                                       certain long-term debt of the Borrower
                                       and its subsidiaries in an aggregate
                                       amount of approximately $21,200,000
                                       related to various financings (the
                                       "Existing Seller Notes") will remain
                                       outstanding; provided that, the Investors
                                                    --------
                                       will
                                       contribute additional cash, if
                                       necessary, to ensure that the total
                                       equity is not less than $235,000,000.
                                       Holdings may increase the amount of
                                       common equity invested in Merger Sub to
                                       replace an equivalent amount of debt
                                       financing. The foregoing transactions are collectively referred to herein as the "Recapitalization". After giving effect to the Recapitalization, the outstanding capital stock of the Borrower will be beneficially owned approximately 42% by the Sponsor and 58% by the other
                                       Investors.

                                       In connection with the Recapitalization,
                                       (a) the Borrower will repay all amounts
                                       outstanding under, and will terminate,
                                       its existing credit agreement dated as of May 20, 1998 (the "Existing Credit Agreement"), with Bank of America, N.A. and a syndicate of lenders, (b) the Borrower will tender to repurchase (the "Debt Tender Offer") 100% of its outstanding 8-7/8% senior subordinated notes due 2006 (the "Existing
                                       Subordinated Notes" and, together with
                                       the Existing Credit Agreement, the
                                       "Existing Debt") and will seek the
                                       consent (the "Consent Solicitation") of
                                       the holders thereof to amend the
                                       indenture relating thereto to remove the covenants and restrictions therein that would prevent the Transactions (as defined below), (c) the Borrower will obtain the senior secured credit facilities described below under the caption "Facilities", and (d) fees and expenses incurred in connection with the foregoing will be paid. The transactions described in this paragraph, together with the Recapitalization, are collectively referred to herein as the "Transactions".

Sources and Uses:                      The approximate sources and uses of the
                                       funds necessary to consummate the
                                       Transactions are set forth in Exhibit C
                                       to the Commitment Letter.

Administrative Agent:                  Credit Suisse First Boston ("CSFB") will
                                       act as sole and exclusive administrative agent and collateral agent (collectively, the "Agent") for a syndicate of financial institutions (together with CSFB, the
                                       "Lenders"), and will perform the duties
                                       customarily associated with such roles.

Book Manager and Sole Lead             CSFB will act as sole and exclusive book
--------------------------
Arranger:                              manager and sole lead arranger for the
--------
                                       Facilities (the "Arranger"), and will
                                       perform the duties customarily associated with such roles.

Facilities:            (A)  Two Senior Secured Term Loan Facilities in an
                            aggregate principal amount of up to $400,000,000
                            (the "Term Facilities"), such aggregate principal amount to be allocated between (i) a Tranche A Term
                            Loan Facility in an aggregate principal amount of $150,000,000 (the "Tranche A Facility") and (ii) a
                            Tranche B Term Loan Facility in an aggregate principal amount of $250,000,000 (the "Tranche B
                            Facility").

                       (B) A Senior Secured Revolving Credit Facility in an aggregate principal amount of up to $100,000,000 (the "Revolving Facility" and, together with the Term Facilities, the "Facilities"), of which up to an amount to be agreed upon will be available in the form of letters of credit.

                            In connection with the Revolving Facility, CSFB will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to an aggregate amount to be agreed upon. Except for purposes of calculating the commitment fee referred to below, any such swingline loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility will, promptly upon request by CSFB, fund to CSFB its pro rata share of any swingline borrowings.

Purpose:               (A)  The proceeds of the Term Facilities will be used by
                            the Borrower, on the date of the initial borrowing under the Facilities (the "Closing Date"), together with the Cash Equity Contribution, solely (a) to pay the cash consideration payable in the Recapitalization, (b) to refinance the Existing
                            Debt, (c) to pay related fees and expenses and (d) to provide for working capital and other general corporate purposes.

                       (B) The proceeds of loans under the Revolving Facility will be used by the Borrower solely for working capital and other general corporate purposes.

                       (C) Letters of credit will be used by the Borrower solely for working capital and other general corporate purposes.

Availability:          (A)  The full amount of the Term Facilities must be drawn
                            in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

                       (B) Loans under the Revolving Facility will be available on and after the Closing Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:    As set forth on Annex I hereto.
-----------------------

Default Rate:               The applicable interest rate plus 2% per annum.
------------

Letters of Credit:          Letters of credit under the Revolving Facility
-----------------           will be issued by CSFB or one of its affiliates (the
                            "Issuing Bank"). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving
                            Facility.

                            Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

                            The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity         (A)  Tranche A Facility
--------------              ------------------
and Amortization:           The Tranche A Facility will mature on the sixth
----------------            anniversary of the Closing Date, and will
                            amortize in equal quarterly installments in the following annual amounts:

                            Year                       Annual Amortization
                            ----                       -------------------

                              1                             $22,500,000
                              2                             $22,500,000
                              3                             $26,250,000
                              4                             $26,250,000
                              5                             $26,250,000
                              6                             $26,250,000

                       (B)  Tranche B Facility
                            ------------------

                            The Tranche B Facility will mature on the seventh anniversary of the Closing Date, and will amortize in equal quarterly installments in an annual amount equal to 1% of the outstanding principal amount on the Closing Date of such Facility, with the balance due and payable at the final maturity.

                       (C)  Revolving Facility
                            ------------------

                            The Revolving Facility will mature on the sixth anniversary of the Closing Date.


Guarantees:                 All obligations of the Borrower under the Facilities
----------                  and under any interest rate protection or other
                            hedging arrangements entered into with a Lender or any affiliate thereof ("Hedging Arrangements") will be unconditionally guaranteed (the "Guarantees") by Holdings and by each existing and subsequently acquired or organized domestic subsidiary of the Borrower.

Security:                   The Facilities, the Guarantees and any Hedging
---------                   Arrangements will be secured initially by all
                            accounts receivable, cash, general intangibles, investment property, intellectual property and capital stock of or owned by the Borrower and each existing and subsequently acquired or organized domestic subsidiary of the Borrower (collectively, including the proceeds thereof, the "Collateral");
                            provided that neither the Borrower nor any domestic subsidiary shall be required to pledge more than 65% of the voting stock of any foreign subsidiary. In addition, the Borrower and its domestic subsidiaries will be required to grant liens in respect of material property (including mortgages on any material real property) acquired after the Closing
                            Date, subject to exceptions for any such property subject to a lien permitted by the definitive credit documentation and other exceptions to be agreed upon.

                            All the above-described security interests shall be created on terms, and pursuant to documentation, reasonably satisfactory to the Lenders, and none of the Collateral shall be subject to any other liens, except permitted liens to be agreed upon.

Mandatory Prepayments:      Loans under the Term Facilities shall be prepaid
---------------------       with (a) 75% of Excess Cash Flow (to be defined, but
                            such definition shall allow for co-investments and acquisitions customary in the real estate services industry) for each fiscal year of the Borrower, which shall be reduced to 50% of Excess Cash Flow for any fiscal year if the ratio of Total

                                   Debt to EBITDA at the end of such fiscal year was less than 2 to 1, (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to baskets and reinvestment provisions to be agreed upon,
                                   (c) 100% of the net cash proceeds of
                                   issuances of debt obligations of Holdings and its subsidiaries (other than debt obligations of L.J. Melody and non-recourse debt obligations incurred in the establishment or operation of joint ventures for which special purpose subsidiaries of the Borrower are general partners) and (d) 100% of the net cash proceeds of issuances of equity securities of Holdings and its subsidiaries, in each case subject to exceptions to be agreed upon, including exceptions for the sale of interests in certain offices of the Borrower or its subsidiaries to employees and joint venture partners.


                                   The above-described mandatory prepayments shall be allocated between the Term Facilities pro rata, subject to the provisions set forth below under the caption "Special Application Provisions". Within each Term Facility, mandatory prepayments shall be applied pro rata to the remaining amortization payments under such Term Facility.

Special Application Provisions:    Holders of loans under the Tranche B Facility
--------------------------------   may, so long as loans are outstanding under
                                   the Tranche A Facility, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay loans under the Tranche B Facility shall be used to prepay loans under the Tranche A Facility pro rata.

                                   Voluntary reductions of the unutilized
                                   portion of the Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facilities will be allocated pro rata between the Term Facilities and applied first to the scheduled installments of principal under each Term Facility coming due within the next 12 months and then pro rata to the remaining scheduled installments of principal under each Term Facility.

Representations and Warranties:  Usual for facilities and transactions of this
------------------------------   type to be agreed upon by the Borrower and
                                 the Agent (the Borrower's agreement not to be unreasonably withheld), with materiality and other customary limitations and exceptions to be agreed upon, including accuracy of financial statements and other information;
                                 no material adverse change; absence of
                                 litigation; no violation of agreements or instruments; compliance with laws (including
                                 ERISA, margin regulations and environmental
                                 laws); payment of taxes; ownership of
                                 properties; inapplicability of the Investment
                                 Company Act and the Public Utility Holding
                                 Company Act; solvency; effectiveness of
                                 governmental approvals; labor matters;
                                 environmental matters; and validity, priority and perfection of security interests in the Collateral.


Conditions Precedent to Initial Usual for facilities and transactions of this ------------------------------- type to be agreed upon by the Borrower and
Borrowing:                       the Agent, including delivery of satisfactory
----------                       legal opinions; first-priority perfected
                                 security interests in the Collateral (free and clear of all liens); execution of the Guarantees, which shall be in full force and of representations and warranties in all material respects; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements;
                                 evidence of authority; payment of fees and expenses; and obtaining of reasonably satisfactory insurance.

                                 The initial borrowing under the Facilities will also be subject to the conditions precedent set forth on Exhibit B to the Commitment Letter.



Conditions Precedent to all      Delivery of notice, accuracy of
---------------------------      representations and warranties in all
Borrowings:                      material respects and absence of defaults.
-----------


Affirmative Covenants:           Usual for facilities and transactions of this
---------------------            type to be agreed upon by the Borrower and the
                                 Agent (the agreement of the Borrower not to be unreasonably withheld) (to be applicable to Holdings, the Borrower and its subsidiaries), with materiality and other customary limitations and exceptions to be agreed upon, including maintenance of corporate existence and rights; performance of obligations;
                                 delivery of financial statements and other financial information; delivery of notices of default, litigation and material adverse change;
                                 maintenance of properties in good working order; maintenance of reasonably satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

 Negative Covenants:             Usual for facilities and transactions of this
--------------------             type to be agreed upon by the Borrower and the
                                 Agent (the agreement of the Borrower not to be unreasonably withheld) (to be applicable to Holdings, the Borrower and its subsidiaries), with exceptions and baskets to be agreed upon (including baskets to be agreed upon in the indebtedness, liens, asset sales, debt prepayments and investment covenants for L. J.
                                 Melody and for investments by the Borrower and its subsidiaries in real estate funds
                                 (including U.S. and foreign joint ventures) and the incurrence of non-recourse debt), including, without limitation, limitations on dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions and repurchases of debt (other than loans under and sale-leaseback transactions;
                                 limitations on loans and investments (subject to the exceptions described above); limitations on debt and hedging arrangements; limitations on mergers, acquisitions and asset sales
                                 (subject to exceptions to be mutually agreed with respect to L.J. Melody and joint ventures); limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries;
                                 limitations on amendments of material debt and other material agreements; and limitations on capital expenditures.


                                 Notwithstanding the foregoing, so long as at the time thereof and after giving pro forma effect thereto no default shall have occurred and be continuing or would result therefrom, the Borrower may pay cash dividends to Holdings to the extent necessary to allow Holdings to pay interest on the Notes when and as due.


Selected Financial Covenants:    (a) Maximum ratios of Total Debt to EBITDA, (b)
-----------------------------    minimum interest coverage ratios and (c)
                                 minimum fixed charge coverage ratios (with financial definitions to be agreed upon).
                                 Indicative covenant levels are included on Annex II attached hereto.


Events of Default:               Usual and customary for facilities and
-----------------                transactions
                                 of this type to be agreed upon by the Borrower and the Agent (the agreement of the Borrower not to be unreasonably withheld), with grace periods and materiality thresholds to be agreed upon where appropriate, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments,
                                 ERISA, actual or asserted invalidity of
                                 guarantees or security documents and Change in Control (to be defined).


Voting:                          Amendments and waivers of the definitive credit
------                           documentation will require the approval of
                                 Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that the consent of each Lender adversely affected thereby shall be required with respect to, among other things,
                                 (a) increases in the commitment of such Lender,
                                 (b) reductions of principal, interest or fees,
                                 (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or any substantial part of the Collateral
                                 (other than in connection with any sale of Collateral permitted by the definitive credit documentation).


Cost and Yield Protection:       Usual for facilities and transactions of this
-------------------------        type.

Assignments and Participations:  The Lenders will be permitted to assign loans
------------------------------   and commitments to other Lenders (or their
                                 affiliates) without restriction, or to other financial institutions with the consent of the Borrower and the Agent, in each case not to be unreasonably withheld. Each assignment (except to other Lenders or their affiliates) will be in a minimum amount of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata among the Facilities.

                                 The Lenders will be permitted to participate loans and commitments without restriction to other financial institutions. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or any substantial part of the Collateral (other than in connection with any sale or collateral permitted by the definitive credit documentation). Participants shall not be entitled to any increased costs in excess of that to which the selling Lender would be entitled.



Expenses and Indemnification:    The Borrower will indemnify the Arranger, the
----------------------------     Agent and the other Lenders and hold them
                                 harmless from and against all costs, expenses
                                 (including reasonable fees, disbursements and
                                 other charges of one counsel in each relevant
                                 jurisdiction) and liabilities of the Arranger,
                                 the Agent and the other Lenders arising out of
                                 or relating to any claim or any litigation or
                                 other proceeding (regardless of whether the
                                 Arranger, the Agent or any other Lender is a
                                 party thereto but excluding any such claim,
                                 litigation or proceeding brought by a Lender
                                 against any other Lender (other than an agent
                                 or arranger in its capacity as such)) that
                                 relates to the Transactions, including the
                                 financing contemplated hereby, the
                                 Recapitalization or any transactions connected
                                 therewith, provided that none of the Arranger,
                                            --------
                                 the Agent or any other Lender will be
                                 indemnified for any cost, expense or liability to the extent determined in the final judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs (including reasonable fees, disbursements and other charges of counsel) and documentary taxes associated with the Facilities are to be paid by the Borrower.


Governing Law and Forum:         New York.
-----------------------

Counsel to Agent and Arranger:   Cravath, Swaine & Moore.
-----------------------------

                                                                       ANNEX I
                                                                    to Exhibit A



Interest Rates:        The interest rates under the Facilities will be as
--------------         follows:

                       Revolving Facility and Tranche A Facility
                       -----------------------------------------

                       At the Borrower's option, Adjusted LIBOR plus 3.25% or ABR plus 2.25%.

                       Tranche B Facility
                       ------------------

                       At the Borrower's option, Adjusted LIBOR plus 3.75% or ABR plus 2.75%.

                       All Facilities
                       --------------


                       The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all the Lenders participating therein, 9 or 12 months) for Adjusted LIBOR borrowings.

                       Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.


                       ABR is the Alternate Base Rate, which is the higher of CSFB's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%.

                       Adjusted LIBOR will at all times include statutory reserves.



Letter of Credit Fee:  A per annum fee equa the spread over Adjusted LIBOR under
--------------------   the Revolving Facility will accrue on the aggregate face
                       amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving
                       Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving
                       Facility pro rata in accordance with the amount of each such Lender's Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility,

                                                                               2
                                  calculated based upon the actual number of
                                  days elapsed over a 360-day year, and (b)
                                  customary issuance and administration fees.
Commitment Fees:
----------------                  0.50% per annum on the commitments in respect
                                  of the Facilities, commencing to accrue upon the execution and delivery of the Credit
                                  Agreement and payable quarterly in arrears thereafter and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.




Changes in Interest Rates:        After delivery of the Borrower's consolidated
-------------------------         financial statements for the period ended
                                  December 31, 2001, and so long as no default shall have occurred and be continuing, the interest rates under the Revolving Facility and the Tranche A Facility will be determined by reference to the Borrower's ratio of (a)
                                  Total Debt as of the date of determination to
                                  (b) EBITDA for the period of four consecutive fiscal quarters ended as of the date of determination, as set forth below:



--------------------------------------------------------------------------------
Ratio of Total Debt               Adjusted LIBOR plus            ABR plus
     to EBITDA
----------------------------  -----------------------------  -------------------

Greater than 2.50 to 1.00                3.25%                     2.25%
----------------------------  -----------------------------  -------------------
Less than or equal to 2.50               3.00%                     2.00%
to 1.00
----------------------------  -----------------------------  -------------------
Less than or equal to 2.00               2.75%                     1.75%
to 1.00
----------------------------  -----------------------------  -------------------
Less than or equal to 1.50               2.50%                     1.50%
to 1.00
--------------------------------------------------------------------------------



                                  The ratio of Total Debt to EBITDA shall be determined as at the last day of each fiscal quarter; changes in interest rates resulting from changes in such ratio shall become effective on the first day on which the financial statements covering the quarter-end date as of which such ratio is computed are delivered to the Agent.

Definitions:
-----------
                                   (A)  "Total Debt" includes the drawn amount
                                        under the Facilities and any other debt
                                        held at the Borrower.

                                     (B)  "Interest" includes interest payments
                                          on Total Debt (as defined above).


                                     (C)  "Dividends" include any cash dividend
                                          declared or paid by the Borrower or
                                          any advances by the Borrower to
                                          Holdings.


                                     (D)  "Fixed Charge Coverage Ratio" is
                                          defined as EBITDA (less capital
                                          expenditures less co-investments)
                                          divided by the sum of the Interest and
                                          Dividends paid by the Borrower.

                                                                        ANNEX II
                                                                    to Exhibit A




--------------------------------------------------------------------------------
                       Total        EBITDA/Interest         Fixed Charge
                     Debt/EBITDA    and Dividends           Coverage Ratio
--------------------------------------------------------------------------------


     6/30/01             3.5x              2.5x                   1.75x
--------------------------------------------------------------------------------

     9/30/01             3.5x              2.5x                   1.75x
--------------------------------------------------------------------------------

    12/31/01            3.25x              2.5x                   1.75x
--------------------------------------------------------------------------------

     3/31/02            3.00x             2.75x                   2.00x
--------------------------------------------------------------------------------

     6/30/02            3.00x             2.75x                   2.00x
--------------------------------------------------------------------------------

     9/30/02            3.00x             3.00x                   2.00x

--------------------------------------------------------------------------------
    12/31/02            2.75x             3.00x                   2.00x

--------------------------------------------------------------------------------
     3/31/03            2.75x             3.00x                   2.25x

--------------------------------------------------------------------------------
     6/30/03            2.75x             3.00x                   2.25x

--------------------------------------------------------------------------------
     9/30/03            2.50x             3.00x                   2.25x

--------------------------------------------------------------------------------
    12/31/03            2.50x             3.00x                   2.25x

--------------------------------------------------------------------------------
     3/31/04            2.25x             3.25x                   2.50x

--------------------------------------------------------------------------------
     6/30/04            2.25x             3.25x                   2.50x

--------------------------------------------------------------------------------
     9/30/04            2.25x             3.25x                   2.50x
--------------------------------------------------------------------------------
  2/31/04 and           2.25x             3.25x                   2.50x
  thereafter
--------------------------------------------------------------------------------

                                                                      EXHIBIT B

                                  Project Radio
                                  -------------
                  $500,000,000 Senior Secured Credit Facilities
                  ---------------------------------------------
                   Summary of Additional Conditions Precedent
                   ------------------------------------------

          The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:

          1. The Recapitalization shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and on substantially the terms described in the Term Sheet; the Merger Agreement and all other related documentation shall be reasonably satisfactory to the Lenders; the Cash Equity Contribution shall have been made; and the Lenders shall be reasonably satisfied with the capitalization, structure and equity ownership of the Borrower after giving effect to the Transactions.

          2. The Borrower shall have received not less than $75,000,000 in gross cash proceeds from the issuance of the Notes by Holdings in a private placement to one or more holders satisfactory to the Agent. The terms and conditions of the Notes (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, covenants, pay-in-kind provisions, events of default and remedies) shall be reasonably satisfactory in all respects to the Lenders. Without limiting the foregoing, the Notes shall provide that, at any time during which the Borrower's ability to pay cash dividends to Holdings is restricted under the terms of the Borrower's senior credit facilities, Holdings may, in lieu of paying interest on the Notes in cash and without causing a default thereunder, satisfy its obligation to pay interest on the Notes by issuing to the holders thereof additional Notes.

          3. The Borrower shall have repurchased all Existing Subordinated Notes tendered and not withdrawn pursuant to the Debt Tender Offer; if less than all the outstanding Existing Subordinated Notes shall have been tendered and so purchased, the Consent Solicitation shall have become effective, and the remaining outstanding aggregate principal amount of Existing Subordinated Notes (after any change in control offer required by the terms of the Indenture for the Existing Subordinated Notes has been consumated) shall be deducted from the aggregate amount of the Facilities (allocated among the Term Facilities in a manner to be agreed upon by the Agent and the Borrower). All principal, interest, fees and other amounts outstanding or due under the Existing Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees thereof and security therefor released, and the Agent shall have received reasonably satisfactory evidence thereof. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the Notes, (c) the Existing Subordinated Notes that may remain outstanding, (d) the Existing Seller Notes and (e) other limited indebtedness, including certain indebtedness to employees of the Borrower, to be agreed upon.

          4. The Lenders shall have received (a) audited consolidated balance sheets for the 1999 and 2000 fiscal years and related statements of income, stockholders' equity and cash flows of the Borrower for the 1998, 1999 and 2000 fiscal years and (b) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for each subsequent fiscal quarter ended 45 days before the Closing Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

          5. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as of the most recent balance sheet delivered pursuant to paragraph 4 above, after giving effect to the Transactions and the other transactions contemplated hereby, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

          6. The Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.

          7. The Lenders shall be satisfied as to the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby.

          8. All requisite governmental authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent the failure to obtain the same could, individually or in the aggregate, reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby, and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

                                                                       EXHIBIT C

                           Sources and Uses of Funds
                           (as of December 31, 2000)
                           (in millions of dollars)
                         (all figures are approximate)


Sources of Funds                        Uses of Funds
----------------                        -------------

Cash on Hand                $  20.9     Merger Consideration          $ 348.7

Revolving Facility1/            0.0     Refinance Existing Debt         292.7
                  -

Tranche A Facility2/          150.0     Transaction Costs                40.3
                  -

Tranche B Facility2/          250.0     Existing Seller Notes            21.2
                  -

16% Senior Notes               75.0     Cash at Closing                  49.3
                                                                      -------
Existing Seller Notes          21.2

Cash Equity
Contribution3/                 98.8
            -

Management and
Employee Equity
Contribution3/                 24.7
            -

Rollover Equity3/             111.6
                              -----

Total Sources               $ 752.2     Total Uses                    $ 752.2
                              =====                                     =====


___________________

        /1/ The Revolving Facility has a total capacity of $100,000,000. The
         -
Revolving Facility can be used to fund any increases in working capital relative to December 31, 2000.

        /2/ The amount of the gross cash proceeds from the Term Facilities may
         -
be reduced, in a ratio to be agreed upon, by up to the amount of Existing Subordinated Notes not tendered in the Debt Tender Offer.

        /3/ The Investors will contribute additional cash, if necessary, to
         -
ensure that the total equity is not less than $235,000,000.